Exhibit (a)(4)

NOVELL, INC.

OFFER TO EXCHANGE OPTIONS

ELECTION FORM

Instructions: This Election Form relates to the stock option exchange offer described in the Novell, Inc. Offer to Exchange dated May 14, 2003. To elect to participate in the offer and to tender your eligible option(s) for exchange, you must properly complete, sign and submit this Election Form to us no later than 5:00 p.m. Pacific Daylight Time on June 12, 2003, the expiration time of the offer, in accordance with the Instructions attached to this Election Form.

Before completing, signing and dating this Election Form, please read the Instructions attached to this Election Form and make sure that you have received, read and understand:

(a) The Offer to Exchange;

(b) The memorandum from Betty DePaola dated May 14, 2003;

(c) This Election Form; and

(d) The Notice to Withdraw from the Offer (together, as they may be amended from time to time, constituting the “Offer Documents”).

The Offer Documents offer to eligible employees who hold outstanding stock options the opportunity to exchange outstanding stock options with an exercise price of $5.03 or higher for new option grants to be issued no sooner than December 16, 2003, with an exercise price equal to the closing sale price on the trading day immediately preceding the date of grant (for legal reasons, the exercise price of the new option grants may be higher for employee resident in Italy—See Section 36 of the Offer to Exchange). The new option grants will be issued under either the Novell, Inc. 2000 Nonstatutory Stock Option Plan or the Novell, Inc. 1991 Stock Plan.

Election to Participate: By signing below, I acknowledge that I have received and read and understand the Offer Documents and am electing to exchange my old option grants as I have indicated in the table below. I understand that:

(a) My participation in the exchange offer is voluntary;

(b) My old option grants, which are identified below, will be cancelled in accordance with my election, subject to the terms and conditions of the offer;

(c) Provided I am eligible (See Section 1 of the Offer to Exchange), I will receive new option grants, no earlier than the new option grant date, which is expected to be December 16, 2003 at the earliest, exercisable for a number of shares that was determined according to the exchange ratios applicable to my old option grants and set forth in the table below;

(d) The new option grants will have the exercise price, vesting schedule and other terms described in the Offer to Exchange;

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(e) I will not have a right to exercise any old option grant that I tender and that is accepted and cancelled in the offer;

(f) My cancelled old option grants will not be reinstated and I will not receive new option grants if my employment with Novell or any of its subsidiaries is terminated for whatever reason before the new option grant date, which is expected to be December 16, 2003 at the earliest;

(g) I will not be eligible for any further option grant from Novell until the new option grant date, which is expected to be December 16, 2003 at the earliest; and

(h) The exercise price of my new option grants will be determined on the trading day prior to the new option grant date and could be higher than the exercise prices of my old option grants, resulting in a loss of some or all of the benefit of the stock option exchange offer.

I AGREE TO ALL OF THE TERMS AND CONDITIONS OF THE OFFER.

Instruction: Please check each old option grant that you elect to tender for exchange for a new option grant pursuant to the offer.

Grant Number	Plan	Grant Type	Grant Date	Exercise Price	Expiration Date of Old Option Grant	Total Number of Unexercised Shares Underlying the Old Option Grant	Exchange Ratio	Total Number of Shares Underlying the New Option Grant	Elect to Tender (Check the box)
Yes ☐ No ☐
Yes ☐ No ☐
Yes ☐ No ☐
Yes ☐ No ☐
Yes ☐ No ☐
Yes ☐ No ☐
Yes ☐ No ☐
Yes ☐ No ☐
Yes ☐ No ☐
Yes ☐ No ☐
Yes ☐ No ☐

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I understand that, if accepted by Novell pursuant to the terms and conditions set forth in the Offer Documents, all of the old option grants that I have elected to exchange for new option grants pursuant to the offer will be irrevocably cancelled on the first business day following the expiration time of the offer, which is expected to be on June 13, 2003.

Employee Signature	Employee Workforce ID Number

Employee Name (Please print)	E-mail Address	Date and Time

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INSTRUCTIONS TO ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Submission of Election Form.

To participate in the offer, you must submit to Novell, Inc. a properly completed and executed original of this Election Form (or a facsimile of it), on or before 5:00 p.m. Pacific Daylight Time on June 12, 2003, in one of the following ways:

•	The preferred method is for you to submit the Election Form online by accessing our Stock Option Exchange Web Site on Novell’s Innerweb at http://innerweb.novell.com/organizations/finance/shareholder_services/. Although all eligible employees can access the Stock Option Exchange Web Site, use of the online election process in the following countries will not be permitted due to local laws: Argentina, Austria, Brazil, France, Germany, Italy, the Netherlands, Norway and Taiwan.

•	Alternatively, you may submit the Election Form by fax to Shareholder Services, Novell, at one of the following fax numbers: (408) 967-5669, (801) 861-7976 or (509) 752-8002.

•	Alternatively, you may submit the Election Form by personal delivery (not intercompany mail) or registered mail or overnight courier addressed to Shareholder Services, Novell, Inc., 2211 North First Street, San Jose, CA 95131.

If Novell extends the offer, this Election Form must be received by Shareholder Services, Novell, Inc. by the date and time of the extended expiration of the offer.

The method by which you submit the Election Form is at your discretion and risk, and the submission will be deemed made only when actually received by Novell. In all cases, you should allow sufficient time to ensure timely submission. We intend to confirm the receipt of your Election Form within 24 hours; if you have not received such a confirmation of receipt, it is your responsibility to ensure that your Election Form has been received by Shareholder Services.

A confirmation of receipt is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted for payment validly tendered options as of the time when we give oral or written notice to Shareholder Services, Novell, Inc. or the eligible employees who participated in the offer of our acceptance for cancellation of the tendered options. We may provide this notice of acceptance by press release, e-mail, interoffice mail or by posting it on our Stock Option Exchange Web Site on Novell’s Innerweb at http://innerweb.novell.com/organizations/finance/shareholder_services/.

Withdrawal or Change in Election. Tenders of old option grants may be withdrawn and changes to prior election decisions may be made at any time before the expiration time in accordance with the withdrawal and change in election procedures described in the Offer to Exchange.

(i)

2.	Tenders.

The Company will not accept partial tenders of any old option grant. Accordingly, you must tender an option grant in full or not at all. Since only options with an exercise price per share equal to or greater than $5.03 are eligible for exchange, options with exercise prices of $5.03 or higher are the only options that you own that are listed on the table in your Election Form.

3.	Other Information on This Election Form.

In addition to signing this Election Form, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address and your employee workforce identification number.

4.	Requests for Assistance or Additional Copies.

We ask that you read the Offer Documents in full prior to using the resources listed below. The following resources are available to provide you with information about the offer:

•	Our Stock Option Exchange Web Site on Novell’s Innerweb at http://innerweb.novell.com/organizations/finance/shareholder_services/, which is available 24 hours a day, seven days a week, and includes all of the Offer Documents;

•	Our Stock Option Exchange E-Mail Hotline at shareserv@novell.com; and

•	Our Stock Option Exchange Telephone Hotline: (408) 967-8644.

The hotlines cannot assist you in making a decision about whether or to what extent to participate in the offer or provide you with counseling or information beyond what is included in the Offer Documents.

You may also request additional copies of the Offer to Exchange or this Election Form by contacting Shareholder Services, Novell, Inc., 2211 North First Street, San Jose, CA 95131; e-mail: shareserv@novell.com; or telephone number (408) 967-8644. Copies will be furnished promptly at Novell’s expense.

5.	Additional Documents to Read.

Be sure to read all of the Offer Documents, including the Offer to Exchange and the memorandum from Betty DePaola dated May 14, 2003 before deciding to participate in the offer.

6.	Important Tax Information.

If you are subject to taxes in the United States, you should refer to Section 20 of the Offer to Exchange, which contains important U.S. federal income tax information. If you are subject to the taxes of a country outside the United States, you should refer to Sections 21 through 55 of the Offer to Exchange, as appropriate, which contain important tax information which may apply to you.

(ii)

Regardless of any action that Novell, its subsidiaries or its affiliates take with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“applicable withholdings”), you acknowledge that the ultimate liability for all applicable withholdings is and remains your sole responsibility and that Novell, its subsidiaries and its affiliates (a) make no representations or undertakings regarding the treatment of any applicable withholdings in connection with any aspect of the cancellation of the old option grants or the issuance of new option grants, the subsequent sale of shares of Novell common stock acquired pursuant to the exercise of any options and the receipt of any dividends; and (b) do not commit to structure the terms of the offer, including cancellation of the old option grants and/or the issuance of new option grants, to reduce or eliminate your liability for applicable withholdings.

You agree to pay or make adequate arrangements satisfactory to Novell, its subsidiaries and its affiliates to satisfy all applicable withholding obligations of Novell, its subsidiaries and its affiliates. In this regard, you authorize Novell, its subsidiaries and its affiliates to withhold all applicable withholdings legally payable by you from your wages or other cash payment paid to you by Novell, its subsidiaries and its affiliates or from proceeds of the sale of shares of Novell common stock. Alternatively, or in addition, if permissible under local law, Novell may (a) sell or arrange for the sale of shares of Novell common stock that you acquire to meet the applicable withholding obligation, and (b) withhold in shares of Novell common stock, provided that Novell only withholds the amount of shares of Novell common stock necessary to satisfy the minimum withholding amount. Finally, you agree to pay to Novell, its subsidiaries and its affiliates any amount of applicable withholdings that Novell, its subsidiaries and its affiliates may be required to withhold as a result of your participation in the offer that cannot be satisfied by the means previously described.

7.	Miscellaneous.

A. Data Privacy. By participating in the offer, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, Novell, Inc. and/or any affiliate for the exclusive purpose of implementing, administering and managing your participation in the offer.

You understand that Novell, Inc. and/or any affiliate may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and details of all options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the stock option plan and this offer (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the offer, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than in your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of

(iii)

implementing, administering and managing your participation in the stock option plans and this offer, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of stock acquired upon exercise of the option. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the stock option plans and this offer. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal to consent or withdrawal of consent may affect your ability to participate in this offer and exercise or realize benefits from the stock option plans. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

B. Acknowledgement and Waiver. By accepting this offer, you acknowledge that: (a) the offer is established voluntarily by Novell, it is discretionary in nature and it may be extended, modified, suspended or terminated by Novell at any time, as provided in the Offer Documents; (b) the issuance of new option grants does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past; (c) all decisions with respect to future grants under any Novell employee stock plan, if any, will be at the sole discretion of Novell; (d) your acceptance of the offer shall not create a right to employment or be interpreted to form an employment agreement with Novell, its subsidiaries or its affiliates and shall not interfere with the ability of your current employer, if applicable, to terminate your employment relationship at any time with or without cause; (e) your participation in and acceptance of the offer is voluntary; (f) the future value of Novell shares is uncertain and cannot be predicted with certainty; (g) the offer, the old option grants and the new option grants are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to Novell, its subsidiaries or its affiliates, and that are outside the scope of your employment contract, if any; (h) the offer, the old option grants and the new option grants are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (i) if you accept the offer, receive a new option grant, exercise your new option grant and obtain shares, the value of the shares acquired upon exercise may increase or decrease in value, even below the value on the new option grant date; (j) you understand the risks associated with your participation in the offer as described in “Risks of Participating in the Exchange Offer” in the Offer to Exchange and in the documents referred to and incorporated by reference therein; and (k) no claim or entitlement to compensation or damages arises from any diminution in value of any new option grant or shares purchased through exercise of the new option grants you may receive as a result of participating in the offer and you irrevocably release Novell and its subsidiaries and affiliates from any such claim that may arise.

C. Guide to International Issues. If you are a participant who resides in or is subject to tax in a country outside of the United States, you acknowledge and agree that, by accepting this offer, you have read and understood and agreed to all of the terms of the offer, including foreign tax consequences that may be applicable to you as summarized in Sections 21 through 55 of the Offer to Exchange.

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D. Governing Law and Documents. The Election Form is governed by, and subject to, Delaware state law, as well as the terms and conditions set forth in the offer. For purposes of litigating any dispute that arises under the Election Form or the offer, the parties hereby submit to and consent to the jurisdiction of Delaware and agree that such litigation shall be conducted in the courts of Boston, Massachusetts or the federal courts for the United States for the District of Massachusetts where this offer is made and/or to be performed.

E. Severability. The provisions of the Election Form are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

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